Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of Georgia Power Company Series 2007D Senior Notes, comprising part of the Registration Statement (No. 333-140954) of Georgia Power Company, on Form S-3 of our report dated March 1, 2007 relating to the consolidated financial statements of MBIA Insurance Corporation, which is included in Exhibit 99 in MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 9, 2007